Exhibit 99

Investor Relations Commentary
Intra-Quarter Financial Update Conference Call
June 23, 2003

Moderator:

Today’s conference call is a proprietary Medtronic presentation and is being recorded by Medtronic.  No recording, reproduction, transmission or distribution of today’s call is permitted without Medtronic’s consent.  This call is being audio simulcast on the Internet via the Medtronic home page, www.medtronic.com.  A replay of the webcast will be available on the website until July 7, 2003 at midnight central time.

Today’s conference call includes statements regarding the Company’s anticipated financial results and regulatory approvals as well as other forward looking statements based on current expectations.  It is important to note that the Company’s actual results may differ materially from those anticipated.  Information on factors that could cause actual results to differ materially from these forward looking statements are contained in the Company’s periodic filings with the Securities and Exchange Commission and we encourage you to review those carefully.  Forward-looking statements are made as of today’s date and we undertake no duty to update the information provided on this call.

Rachael Scherer

Good afternoon everyone, and welcome to Medtronic’s regular Intra-Quarter Financial Update and Webcast for the first quarter of fiscal 2004.  This is Rachael Scherer, Vice President of Investor Relations.  Jeff Warren of Investor Relations joins me here in Minneapolis.  Gary Ellis, our Treasurer and Controller will also join us for the Q&A session.

Before we begin, I’d like to note that for the first time in three years Kevin Lee is not joining us on this call.  Today is Kevin’s first day in a new position as Director of Internal Sales and Sales Programs at Medtronic’s MiniMed Diabetes operation in southern California.  We understand that most of you have enjoyed working with Kevin these past 3 ½ years, and join us in wishing Kevin well with this new challenge.

In two weeks, Christopher King will officially join our group as the new Director of Investor Relations.  Since 1996, Chris has held a number of different positions at Medtronic, including positions in Finance, Cardiac Surgery, Corporate Development and most recently, the Global Healthcare Exchange.

And now, let’s move on…

The purpose of this conference call and webcast is to supplement the guidance we provided during our most recent quarterly earnings webcast and to answer your modeling questions. As a reminder, our most recent webcast was held May 19th, 2003 and covered our Fourth Quarter & 2003 Fiscal Year Results.

To refresh your memories, we began this practice of providing a mid-quarter financial update in December 2000 in response to Regulation Fair Disclosure, commonly referred to as Reg FD.  This conference call and webcast allow us one more opportunity to fairly disseminate information to all shareholders and analysts at one time.

As to the format of this call:

•                  We will begin by reviewing and reiterating the general financial guidance articulated on last quarter’s call.

•                  We will also provide you with an update on revenue growth trends by product line, foreign currency and income statement assumptions.  Please note that as we are just past the mid-way point in our quarter, trends may change as the quarter progresses.  Our comments today represent our most thoughtful assumptions and conclusions at this point in time.

•                  We anticipate that these remarks will take no more than 10 minutes.  After our prepared remarks, we will hold a Question & Answer session.  We expect to conclude the call by 3:15 p.m. Central Time.

Now let’s begin our financial remarks.

•                  Our goal is to continue to exceed our stated baseline revenue and earnings per share growth objectives (before non-recurring items) of a minimum of 15% over any five-year period.  We have met or exceeded this goal every quarter for the last 10 years.  We continue to believe that this is a reasonable goal.

•                  As Bob Ryan stated on our May 19th webcast, we expect to once again meet or exceed our 15% growth targets for the full year.  This 15% growth rate assumption translates into a baseline estimate of $1.61 for the year.  Bob also recognized that, due to our 2004 fiscal year end of April 30, we will recognize an additional week in our fourth quarter which could add a couple of pennies to the 15% baseline assumption in our fourth quarter.

•                  In terms of first quarter earnings guidance: the current published consensus EPS estimate for our first quarter is a solid $0.37, with one outlier at $0.36 and one at $0.38.  The growth rate suggested by the consensus is consistent with our 15%-or-better EPS growth objective and our historic guidance.

Now let’s turn to the revenue outlook for our first quarter.

We recognize that many of you build your models based on revenues by product line.  All of the following references I make will be in terms of “as-reported” growth rates.

In the first quarter, we expect to see revenues increase on a year-over-year basis in the majority of our businesses.  The only exception is Vascular, where a

competitor’s U.S. release of a drug-coated stent in April is likely to lead to a negative comparison with the year-ago quarter.   Please remember that, on a sequential basis, our first-quarter revenues tend to be flat to down slightly from fourth quarter revenue levels.

In many ways, we expect the first quarter’s growth profile and trends to be similar to the growth rates we reported in our fourth fiscal quarter.  Specifically, we expect our strongest revenue growth rates to come from our CRM and Spinal/ENT/SNT businesses, led in particular by defib systems and spine.

Now, by product line…

•                  In the 4th quarter, CRM revenues of $1.023 billion were up 23%. We believe that CRM revenue growth should continue to be strong with total quarterly revenue approaching the $1 billion mark, resulting in year-over-year growth similar to that reported in our fourth quarter.

•                  In our fourth quarter, worldwide Pacing revenue growth was over 10%.  In the first quarter, we estimate that pacing growth should be in the high single digits, possibly approaching though not exceeding the 10% growth reported in the fourth quarter.  Currency translation has its most significant impact on pacing.

•                  In each of our last five quarters, Medtronic defibrillator revenue growth exceeded 30%, with fourth-quarter defib growth of over 40%.  This quarter’s performance-to-date continues to be strong.   We estimate that the defib growth rate will meet or exceed this strong 40%-plus rate reported in our fourth quarter.  Please note that this comes on top of 30%-plus growth in the year-ago 1st quarter.

•                  Physio Control continues to benefit from the strong acceptance of the LIFEPAK® 20 defibrillator and CR Plus AED as well as the last quarter’s new LIFEPAK 500 DPS.  As last year’s Q1 represents a relatively easy comparison, we expect growth at Physio Control to exceed 25-30%.

In the fourth quarter, Vascular revenues of $204.6 million were relatively flat year-over-year.   This quarter, we are feeling the impact of a competitor’s launch of drug-coated stents in the U.S., and consequently, we currently believe it would be reasonable to expect total Vascular revenues to decline in 5-10% from year-ago levels.  Revenues from our non-coronary product lines, including AAA and peripheral products, are expected to show modest sequential and year-over-year growth.

In the fourth quarter, Cardiac Surgery revenues of $154.5 million were up 7.4%. First-quarter revenue growth in Cardiac Surgery should be similar to that reported in Q4,

reflecting balanced growth across all product lines–a result of continued market share gains.

Turning to Neuro/Diabetes ….in the fourth quarter, Neuro/Diabetes revenue of $371 million increased 16%.    We expect total Neuro/Diabetes growth in the first quarter to be in the same mid-teens range.

•                  Total Core Neuro revenue, which includes Drug Delivery, Neurostim, and Neurologic Technologies, saw growth in the low teens in the fourth quarter.  We are optimistic that the first quarter’s growth rate will show some improvement over fourth quarter.  Results continue to be driven by solid growth in Activa for Advanced Parkinson’s disease (though still off of a relatively small base) and neuro stim for pain, reflecting comedian Jerry Lewis’ testimonials. Neuro-Technologies’ growth is tracking in the 20% range–similar to its performance in Q4.

•                  Uro/Gastro growth should continue to be solid.  This growth will be supplemented with relatively small, but growing contributions from both the Endonetics and Vidamed.  The recently launched Bravo is doing quite well, though off a very small base. We once again look for total growth in the 35%-plus range in this small, rapidly growing business.

•                  The Diabetes business should also continue to grow sequentially from the $121 million reported in the fourth quarter. As we mentioned on the fourth quarter call, we are optimistic about long-term prospects, though near-term growth at MiniMed continues in the low double digits. We expect growth to reaccelerate when we launch our newest insulin pump, the Paradigm 512 along with the Paradigm Link, our co-branded version of BD’s Logic glucose meter, later this year.

In the fourth quarter, total Spine/ENT revenues of $394.2 million increased more than 35%. Business continues to be strong and we believe total Spine/ENT growth of 30%-or-better in this first quarter is still a very reasonable estimate.

Now I’d like to comment on the expected positive impact of currency translation:

Currency rates have fluctuated recently, but are still quite favorable.  At today’s rates, we estimate that currency will have a favorable impact on revenue of $80-90 million in the first quarter.  For perspective, foreign currency added $86 million to Q4 revenues.  As we’ve mentioned on previous webcasts, we have a long-standing policy of protecting our bottom line from currency fluctuations with the use of hedges.  Thus, the benefits of currency translation do not drop to the bottom-line, as hedging contracts are executed well in advance of the rate improvements we are now experiencing.

Now let’s summarize our discussion of revenues.

Our general guidance is to grow both revenues and earnings at or above 15% over any rolling 5-year period. As you’ve just heard, this quarter’s revenue growth is likely to once again exceed our 15% objective.

Following the release of Q4 results, many analysts published revenue estimates for our first quarter, and the estimates—excluding both high and low-end outliers—range from $1.981 to $2.064 billion—suggesting growth of 16%-20%.  While we are not endorsing this range, we believe that it is reasonable and consistent with our historic guidance, particularly when you take favorable fx into account.

Now, regarding specific income statement items:

•                  Similar to the last four quarters, we again expect our gross margin to come in at the high end of our historic range of 74-75%.  This is primarily driven by the continued strength in our CRM and Spinal products lines, which both enjoy margins above our corporate average.  Foreign currency translation offsets this to some degree.

•                  We remain committed to significant investments in R&D.  We continue to expect R&D spending to be in the range of 9.5%-10.5% of revenue—targeting 10% for the fiscal year.

•                  Our SG&A rate will vary from quarter to quarter, and our general guidance in this area remains unchanged — i.e., a sustainable rate that is in the range of 30-31%.  We continue to seek ways to reduce general and administrative costs.  However, given the encouraging and rapid uptake of several recent product introductions, we continue to invest for the future.

•                  Our Other Expense/Other Income line is not as easy to predict, given the fluctuating nature of currency exchange rates among other items.  This quarter, it is fair to assume that quarterly Other Expense will be in the range of $55-$65 million.  We arrive at this estimate by recognizing that royalties and amortization result in an Other Expense of approximately $30-$35 million, while the cost of hedging contracts this quarter could add another $20-$30 million to total Other Expense.

•                  Interest Income/Expense: Despite our growing cash balance, the low rates we’re able to earn on our cash on hand should net out to minimal first-quarter interest expense–$1 or $2 million.

•                  We continue to expect our nominal tax rate to be 30%, recognizing the ongoing benefits of our tax-advantaged facilities in Switzerland, Ireland and Puerto Rico.

•                  All other factors held constant, our weighted-average shares outstanding are expected to be in the range of 1.1230-1.1235 billion. We continue to opportunistically purchase stock in the open market, and our share repurchases have historically been accretive.

•                  Our fourth quarter Balance Sheet will not be available until our Form 10-K is filed on or about July 7.  We continue to remain focused on further improving our asset management practices in Fiscal 2003.  As we noted in our May 2003 conference call, we had approximately $1.8 billion in cash and temporary investments at fiscal 2003 year-end.  We anticipate generating, on average, free cash at a rate of about $120 million per month in the rest of fiscal 2004.  We would be happy to discuss both in greater detail if there is an interest in our Q&A period.

I’d like to summarize with a few final comments:

•                  We remain enthusiastic about our new product pipeline and the progress we are making in bringing new therapies to market.

•                  At this time, we believe that the first quarter Street EPS consensus estimate of $0.37 and revenue range of $1.98-$2.06 billion are reasonable.

•                  One final comment:  in the context of our consistent 15% guidance, it appears that some analysts may be under-weighting fourth quarter while over-weighting second quarter estimates.  Please remember that any benefit from our extra week would be reflected in its entirety in Q4.

•                  Also, please note that our comparisons are likely to be more difficult in our second quarter, though we believe that 15% is still a reasonable and realistic expectation.  The more difficult comparison arises from last year’s uplift in foreign currency exchange, combined with the strong increase in revenue and profitability following the launch of InFuse and InSync ICD.

That’s all for our prepared remarks.

We’d like to lay a few ground-rules for our Q&A session.

1.               Our guidance will be limited to growth rate objectives.  Reflecting a policy change instituted in our third quarter, historic growth rates that we provide will be stated on an as-reported basis.

2.               Please limit your questions to one or two per firm; if another analyst at your firm has an opportunity to ask a question, or if your question is asked and answered, please remove yourself from the queue.  This will allow us to give more people an opportunity to ask questions.

3.               We expect to conclude this call by about 3:15 p.m. Central Time.

Operator, you may now initiate the question and answer period.